Investor Relations and Media Inquiries

Datastream Systems, Inc.
Lisa Anderson

1-864-422-5464
investor@datastream.net



Andy Murphy
SparkSource, Inc.
1-781-274-6061
amurphy@sparksource.com


DATASTREAM SYSTEMS, INC. ANNOUNCES THE APPOINTMENT
OF ROBERT C. DAVIS TO BOARD OF DIRECTORS

GREENVILLE, S.C. April 4, 2003. Datastream Systems, Inc. (NASDAQ: DSTM) today announced that Robert C. Davis has joined the company's board of directors.

Davis brings to Datastream more than 30 years of tax, audit and business experience. He currently serves as the chairman of Capital Insights, LLC, a boutique venture capital firm, and has served in that capacity since 1998. From 1966 to 1991, Davis served in numerous capacities with the accounting firm of KPMG LLP, including partner-in-charge of tax practice at the company's Washington, D.C. and Greenville, S.C. offices.

"Bob brings to Datastream a unique combination of business savvy, incisiveness and broad perspective," said Larry Blackwell, president and CEO of Datastream Systems,Inc. "We are very pleased to have Bob join our board of directors, and we believe that his experience and insights will offer valuable guidance to our business."

Davis was appointed to the board to fill the vacancy left by Dr. Kenneth Tracy, who passed away in 2001.

About Datastream Systems, Inc.
Datastream Systems, Inc. (NASDAQ: DSTM) provides Asset Performance
Management software and services to enterprises worldwide, including more than 60 percent of the Fortune 500. Datastream's solutions combine world-class asset management functionality with advanced analytics to deliver a powerful platform for optimizing enterprise asset performance.

By using Datastream's solutions, customers can maintain and manage capital assets such as manufacturing equipment,vehicle fleets and buildings, and create analyses and forecasts so they can take action to improve future performance. Datastream's flagship product, Datastream 7i,delivers a complete Asset Performance Management infrastructure by combining an Internet architecture with broad enterprise asset management functionality, integrated procurement, advanced analytics and multi-site capability.

Datastream was founded in 1986 and has customers in more than 140 countries. For more information, visit www.datastream.net.

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Datastream and Datastream 7i are marks of Datastream Systems, Inc. or its subsidiaries. All other products or Company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: increasing competition in the markets in which the Company competes; the stability of certain of the Company's strategic relationships, including those with suppliers of maintenance, repair and operations parts; the ability of the Company to: sell larger and more complex software solutions, successfully transition to the development of further Internet-based products, successfully implement an application service provider business model, enhance its current products and develop new products that address technological and market developments; and other risk factors listed from time to time in the Company's SEC reports, including, but not limited to the "Risk Factors" contained in the Company's Report on Form 10-K for the fiscal year ended December 31, 2002. The Company does not have, and expressly disclaims, any obligation to releasepublicly any updates or any changes in the Company's expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.